John Q. Doyle
President and Chief Executive Officer

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036
T +1 212 345 5000
www.corporate.marsh.com

Marsh 6, 2026 Martin South Hand Delivery

Subject: Terms of Employment
Dear Martin,

This amendment to the Letter Agreement, dated December 1, 2021, between you and Marsh & McLennan Companies, Inc. (“Marsh”) as subsequently amended on February 22, 2024 and February 18, 2025 (taken together, the “Letter Agreement”), revises the terms and conditions of your employment previously by Marsh Risk as its President and Chief Executive Officer and Vice Chair, Marsh. The Letter Agreement will continue to govern your employment except as specified below:

1You will now be employed by Marsh & McLennan Companies, Inc.

2Your title is Senior Vice President and Chief Client Officer.

3Section 3. a. of your Letter Agreement shall be deleted in its entirety and replaced with the following:

You have been designated as a “Key Employee” under the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Senior Executive Severance Plan”). From April 1, 2026 until March 31, 2027, in the event that you are terminated involuntarily by the Company without Cause (as defined in the Senior Executive Severance Plan), or you terminate your employment for any reason (other than death or Permanent Disability), you will be entitled to severance under the Senior Executive Severance Plan as if the Company terminated your employment involuntarily without Cause on April 1, 2026. In the event that your employment with the Company terminates for any other reason, or you are terminated involuntarily by the Company without Cause or you terminate employment for Good Reason on or after April 1, 2027, the Senior Executive Severance Plan in effect at the time of your termination will exclusively govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company. In the event that you are entitled to receive severance benefits under Article 5 of the Senior Executive Severance Plan, the Company shall also pay you the earned annual bonus, if any, for the calendar year that preceded your termination to the extent not theretofore paid.

1.Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.

March 6, 2026
Martin South
The terms of this amendment are effective as of April 1, 2026. Please acknowledge your agreement with the terms of the Letter Agreement, as further amended by this amendment, by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ John Q. Doyle
John Q. Doyle
President and Chief Executive Officer
Marsh

Accepted and Agreed:

/s/ Martin South
(Signature)

March 12, 2026
(Date)

March 6, 2026
Martin South
Exhibit A

Board or Committee Memberships	None
Annual Base Salary	$1,000,000 effective January 1, 2022.
Annual Target Bonus Opportunity
Bonus awards are discretionary.
Target bonus of $1,500,000 commencing with the 2026 performance year (awarded in February 2027). Actual bonus may range from 0% - 200% of target, based on achievement of individual and Marsh performance objectives, as Marsh may establish from time to time.

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target grant date fair value of $1,750,000, commencing with the award made in 2027.
Other Benefits
You will have access to a car and driver for business purposes and work/home travel.
If the imputed income attributable to this benefit is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by Marsh.